CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated April 23, 2004 on the financial statements and financial highlights of Hester Total Return Fund, a series of shares of beneficial interest of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

                       /s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 26, 2004